UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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ATMEL CORPORATION

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Atmel Corporation issued the following press release on the evening of May 11, 2007.
N E W S   R E L E A S E
ATMEL REBUKES ISS FOR RECOMMENDING A
GEORGE PERLEGOS NOMINEE TO ATMEL BOARD
Says ISS Recommendation Indicates Apparent Indifference to George Perlegos’s
Corporate Theft and Widespread and Intentional Stock Option Backdating
Says Paid Perlegos Nominees Lack Independence and Qualifications
Atmel Recommends Shareholders Vote AGAINST Perlegos Proposal on WHITE Card
SAN JOSE, CA, May 11, 2007 . . . Atmel® Corporation (NASDAQ: ATML) today issued the following statement in response to a revised report issued by Institutional Shareholder Services (ISS) regarding the special meeting of shareholders on May 18, 2007:
We believe ISS’s predisposition to support dissidents has gone seriously awry.
It is alarming that anyone can conclude, as ISS has, that Brian Bean – who was nominated by George Perlegos, is being paid by George Perlegos to run at the special meeting called by George Perlegos, and who attacked the Delaware Chancery Court’s decision upholding George Perlegos’s termination for cause – can be considered independent. We question – as should shareholders – whether Mr. Bean, as Mr. Perlegos’s nominee, will act in the best interest of all Atmel shareholders, or just in the narrow interests of George Perlegos and his retaliatory agenda.
ACCORDING TO ATMEL’S CRITERIA AND ISS’S OWN STATED CRITERIA:
PERLEGOS’S FIVE NOMINEES ARE NOT INDEPENDENT AND NOT QUALIFIED
Months ago, Atmel’s Board initiated a search to identify new, highly qualified, independent directors and has retained Heidrick & Struggles to assist in this process. The Board has committed to shareholders and to ISS that it will include two new directors in the Company’s June proxy statement for election by shareholders at Atmel’s annual meeting scheduled for July 25, 2007. Among the criteria established by Atmel’s independent nominating committee for director candidates are prior public company board experience and independence. None of Mr. Perlegos’s nominees meet these qualifications. In fact, Mr. Perlegos’s five nominees, including Mr. Bean, have:
•	Virtually NO experience in the semiconductor industry

•	Virtually NO public company board experience

Further, each Perlegos nominee is conflicted by the $100,000 payments they are taking from Mr. Perlegos. ISS itself has stated in another recent proxy contest that it “prefers that dissident nominees be independent of the shareholder proponent, in order to ensure that the interests of all shareholders are promoted, rather than the interests of a single shareholder”* and has considered any payments from a sponsor to compromise the nominees’ independence1. Yet, ISS ignores its own precedent in Atmel’s case.
In addition, ISS fails to provide any rationale for replacing Dr. Chaiho Kim who has been a strong, independent director, and who had the integrity and courage to terminate George Perlegos for cause. Instead, ISS is encouraging Mr. Perlegos’s vendetta by favoring Brian Bean who presided over the demise of Robertson Stephens when it was shut down following failed efforts to sell the franchise. Shareholders should ask themselves: Given his failed leadership, lack of independence, lack of semiconductor or public company board experience, what basis does ISS have for recommending Mr. Bean to be a director of Atmel?
ISS RECOMMENDATION INDICATES APPARENT INDIFFERENCE TO PERLEGOS’S
CORPORATE THEFT AND WIDESPREAD AND INTENTIONAL STOCK OPTION BACKDATING
George Perlegos was terminated for stealing from Atmel and its shareholders. These actions were so egregious that the Delaware Chancery Court found “the record refutes any contention of [George and Gust Perlegos] that they are innocent of material wrongdoing” and that “the Perlegoses have not demonstrated any right to hold any office of Atmel.” Subsequent to his termination, an independent investigation concluded that Mr. Perlegos was personally responsible for widespread and intentional stock option backdating over many years that he served as Chairman and CEO.
Mr. Perlegos’s nominees have demonstrated time and again that they lack any independence from George Perlegos. By serving as his nominees, endorsing his plan, questioning the Board’s termination of Mr. Perlegos, originally agreeing to appoint him as interim CEO, and taking $100,000 in payments from him, Mr. Perlegos’s nominees have repeatedly turned a blind eye to George Perlegos’s malfeasance in office. It now appears that ISS has done the same.

*	Permission to use quote neither sought nor granted.

[1]	Blockbuster, Inc. Proxy Analysis, ISS, 05/02/05

In contrast to the paid Perlegos nominees, Atmel’s current Board of Directors is comprised of qualified, experienced and independent directors who have a proven record of doing what’s right for shareholders:
•	Atmel’s Board had the courage to appropriately terminate four senior executives, including the founder, Chairman and CEO, for misuse of corporate funds for personal gain.

•	Atmel’s Board and new management team have made substantial progress in transforming Atmel and increasing shareholder value. The Board and new management team will implement additional strategic and operational actions throughout 2007 to realize Atmel’s full potential.
ISS’S UNDUE PARTIALITY TOWARDS DISSIDENTS HAS MADE IT AN OUTLIER
AMONG ITS PEERS
ISS stands alone. All leading advisory services, except for ISS, have recommended that Atmel shareholders vote AGAINST George Perlegos’s proposal to remove any of Atmel’s directors. In its May 10, 2007 report, Glass Lewis & Co. stated*.:
•	“Atmel’s board of directors has been quite busy over the past nine months. The board removed four senior executives for cause and launched an internal investigation regarding stock option backdating.”

•	“we note that the majority of the backdating was directed by Mr. George Perlegos and the Company’s former general counsel. Both of these individuals’ employment has since been terminated”

•	“Considering the incumbent directors’ effort to correct Atmel’s troubles, adopt what are, in our view, favorable governance changes (adoption of majority voting and the addition of independent directors to the board) as well as the Company’s performance, we believe that it would not be in shareholders’ interest to support the removal of the incumbent directors at the special meeting.”
Similarly, in its May 8, 2007 report, PROXY Governance concluded*:
•	“we do not believe it is appropriate for Perlegos to have any influence over the board’s or management’s actions going forward (as he presumably would if his slate were elected)”

•	“we are not convinced that Perlegos, who was found to have been knowingly involved in stock option backdating and to have misused corporate funds for personal gain, should be given a second chance”
SHAREHOLDERS WHO HAVE ALREADY RETURNED A GREEN PROXY, HAVE EVERY RIGHT TO CHANGE THEIR VOTE AND CAN DO SO BY VOTING THE WHITE PROXY TODAY.
SHAREHOLDERS WHO HAVE ANY QUESTIONS ABOUT HOW TO VOTE THEIR WHITE PROXY SHOULD CONTACT THE FIRM ASSISTING ATMEL IN THE SOLICITATION OF PROXIES: INNISFREE M&A INCORPORATED TOLL-FREE AT: (877) 456-3488.

Investor Contact	Media Contact
Robert Pursel	Jennifer Schaefer / Mike Cuneo
Director of Investor Relations	Joele Frank, Wilkinson Brimmer Katcher
408-487-2677	212-355-4449
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